Exhibit (d)(4)

EXECUTION VERSION

JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 270 Park Avenue New York, NY 10017	BANK OF AMERICA, N.A. MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, NY 10036

May 11, 2012

Ascena Retail Group, Inc.

30 Dunnigan Drive

Suffern, NY 10901

Attention:	Mr. Armand Correia
Executive Vice President and Chief Financial Officer

Ascena Retail Group, Inc.

$300,000,000 Secured Term Loan Facility

Increase and Amendment of Secured Revolving Credit Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

This amended and restated commitment letter (this “Commitment Letter”) amends, restates and supersedes that certain commitment letter dated May 1, 2012 (the “Signing Date”), among JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMorgan”), Bank of America, N.A. (“Bank of America” and, together with JPMCB, the “Initial Lenders”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S” and, together with JPMorgan, the “Arrangers”; the Initial Lenders and the Arrangers are referred to collectively herein as “we”, “us” or the “Commitment Parties”) and Ascena Retail Group, Inc., a Delaware corporation (the “Company” or “you”). The Company has advised JPMCB, JPMorgan, Bank of America and MLPF&S that it intends to acquire (the “Acquisition”) all the issued and outstanding equity interests in Charming Shoppes, Inc., a Pennsylvania corporation (the “Acquired Company”) pursuant to an agreement and plan of merger (the “Merger Agreement”) dated as of the Signing Date among the Company, Colombia Acquisition Corp. and the Acquired Company. The Company has further advised that, in connection with the Acquisition, (a) the Company desires to obtain a secured term loan facility (the “Term Facility”) in an aggregate principal amount of not more than $300,000,000 and having the terms set forth in the Summary of Principal Terms and Conditions attached as Exhibit A hereto and (b) the Company desires to amend its existing $200,000,000 Amended and Restated Credit Agreement dated as of January 3, 2011 (the “Existing Company ABL Credit Agreement”), among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto and JPMCB, as Administrative Agent, in order to establish additional commitments thereunder in an aggregate amount of not more than $50,000,000 (the establishment of such additional commitments being referred to as the “ABL Facility Increase”) and to effect certain other amendments, all as set forth in the Summary of Principal Terms and Conditions attached as Exhibit B or as otherwise agreed to by us and you (Exhibits A, B and C hereto are collectively referred to as the “Term Sheets”). Capitalized terms used but not defined herein have the meanings assigned thereto in the Term Sheets.

In connection with the foregoing, (a) JPMCB is pleased to advise you of its commitment to provide 60% of the principal amount of the Term Facility and 60% of the principal amount of the ABL Facility Increase, (b) Bank of America is pleased to advise you of its commitment to provide 40% of the principal amount of the Term Facility and 40% of the principal amount of the ABL Facility Increase and (c) each of JPMCB and Bank of America is pleased to advise you, in its capacity as a lender under the Existing Company ABL Credit Agreement, of its commitment to consent to the other terms of the Existing Company ABL Credit Agreement Amendment and, subject to obtaining the requisite consent thereto of each of the other lenders under the Existing Company ABL Credit Agreement, its commitment to consent to the Criss-Cross Collateral Amendment (as defined below, and including the additional amendments referred to below), in each case, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. The commitments of the Initial Lenders hereunder are several and not joint.

It is agreed that (a) JPMCB will act as the sole and exclusive administrative agent and collateral agent for the Term Facility, (b) Bank of America will act as the syndication agent for the Term Facility and (c) JPMorgan and MLPF&S will act as joint lead arrangers and joint bookrunners for the Term Facility and the Existing Company ABL Credit Agreement Amendment, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and in the Term Sheets. The Company acknowledges and agrees that the commitments of each Initial Lender hereunder to provide the ABL Facility Increase and the Term Facility may be assumed by affiliates of such Initial Lender and that the Commitment Parties may assign some or all of their rights and delegate some or all of their responsibilities hereunder to one or more of their respective affiliates, provided that nothing herein shall relieve any Commitment Party of its commitment or responsibility hereunder if any such affiliate shall fail to perform any commitment or responsibility assumed by it in accordance with the terms hereof. It is further agreed that JPMorgan will have “left placement” in all documentation and other materials relating to the Term Facility and the Existing Company ABL Credit Agreement Amendment, including for marketing and any other purposes, and will have the responsibilities and authority customarily associated with such placement. You agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheets and the Fee Letters referred to below) will be paid in connection with the Term Facility or the Existing Company ABL Credit Agreement Amendment unless you and we shall so agree.

The Initial Lenders reserve the right, prior to or after the execution of definitive documentation for the Term Facility (the “Term Loan Documentation”) to syndicate all or a portion of their commitments hereunder in respect of the Term Facility to a group of financial institutions identified by the Arrangers in consultation with you that will become parties to the Term Loan Documentation pursuant to a syndication to be managed by the Arrangers

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(the financial institutions becoming parties to the Term Loan Documentation being collectively referred to as the “Term Lenders”). The Arrangers commenced efforts related to the syndication promptly following the Signing Date, and you agree actively to reasonably assist the Arrangers in completing a syndication reasonably satisfactory to them. Such assistance shall include (a) your using commercially reasonable efforts to ensure that syndication efforts benefit from your existing lending and investment banking relationships, (b) direct contact during the syndication between your senior management and advisors and the proposed Term Lenders at times mutually agreed upon, (c) the hosting, with the Arrangers, of one or more meetings of prospective Term Lenders at times mutually agreed upon, (d) your assistance (and the use of commercially reasonable efforts to cause the Acquired Company to assist) in the preparation of materials, including a Confidential Information Memorandum, to be used in connection with the syndication (the “Information Materials”) and (e) your using commercially reasonable efforts to obtain, prior to the launch of the syndication, a public corporate family rating of the Company (such rating to give effect to the Acquisition and the other Transactions) and a public rating of the Term Facility from each of Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”), and Moody’s Investors Service, Inc. (“Moody’s”). In addition, you will use your commercially reasonable efforts to obtain the requisite consent of the lenders under the Existing Company ABL Credit Agreement to, in addition to the amendments contemplated by the Existing Company ABL Credit Agreement Amendment, permit the Term Facility to be secured by liens that, insofar as such liens attach to equipment, intellectual property, commercial tort claims, letter of credit rights, equity interests, intercompany notes and certain other assets to be determined by the Arrangers, are prior and senior to the liens thereon securing obligations under the Existing Company ABL Credit Agreement and, in connection therewith, to authorize the administrative agent under the Existing Company ABL Credit Agreement to execute and deliver, on behalf of the secured parties under the Existing Company ABL Credit Agreement, an intercreditor agreement, which will be in form and substance satisfactory to the Arrangers (such collateral amendment being referred to as the “Criss-Cross Collateral Amendment”). It is understood that, in connection with the Company seeking the Criss-Cross Collateral Amendment, the Company intends to obtain the requisite consent of the lenders under the Existing Company ABL Credit Agreement to, among other things, (i) modify the level of the minimum fixed charge coverage ratio covenant set forth in the Existing Company ABL Credit Agreement to be 1.0 to 1.0 (rather than 1.1 to 1.0 as set forth in the Existing Company ABL Credit Agreement) and (ii) in the covenant limiting prepayments in respect of the Term Facility, modify the required level of the minimum fixed charge coverage ratio to be 1.15 to 1.0 (rather than 1.25 to 1.0 as set forth in Exhibit B hereto), and the required Availability (as defined in the Existing Company ABL Credit Agreement) level to be not less than 17.5% of the aggregate Revolving Commitments (as defined in the Existing Company ABL Credit Agreement) (rather than 25% as set forth in Exhibit B hereto) (such additional amendments, if obtained as part of the Criss-Cross Collateral Amendment, will be deemed to be included in the definition of such term). Without limiting your obligations to assist with syndication efforts as set forth in this paragraph and the immediately succeeding paragraph, each of the Initial Lenders agrees that completion of the syndication of the Term Facility is not a condition to its commitment hereunder in respect of the Term Facility.

The Arrangers, in consultation with you, will manage all aspects of the syndication of the Term Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which

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institutions will participate, the allocations of the commitments among the Term Lenders and the amount and distribution of fees among the Term Lenders (it being understood that the selection of Term Lenders will be made in consultation with you and that the Arrangers will not syndicate the Term Facility to any company that, directly or through its subsidiaries, is engaged in the retail services business in competition with the Company or the Acquired Company). To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide to the Arrangers (and to use your commercially reasonable efforts to cause the Acquired Company to prepare and provide) all such information with respect to the Company, the Acquired Company, the Acquisition and the other transactions contemplated hereby, including all such financial information and projections (the “Projections”), as the Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Term Facility. At the request of the Arrangers, you agree to assist the Arrangers (and to use your commercially reasonable efforts to cause the Acquired Company to assist) in preparing an additional version of the Information Materials (the “Public Side Version”) to be used by prospective Term Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of the United States federal securities laws) with respect to the Company, the Acquired Company, their respective affiliates and the securities of any of the foregoing (such material non-public information being referred to as “MNPI”) and who may be engaged in investment and other market-related activities with respect to securities or loans of the Company, the Acquired Company or their respective affiliates. You further acknowledge and agree that the Arrangers may distribute the pro forma financial statements referred to in paragraph 4 of Exhibit C hereto to prospective Term Lenders and, to the extent constituting MNPI at the time of such distribution, you agree to publicly disclose such pro forma financial statements in the manner required by Regulation FD of the Securities Act of 1933, as amended, and any other applicable provisions of the United States federal securities laws. Before distribution of any Information Materials, you agree to execute and deliver to the Arrangers (i) a customary letter in which you authorize distribution of the Information Materials to a prospective Term Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate customary letter in which you authorize distribution of the Public Side Version to Public-Siders and represent that no MNPI is contained therein (it being understood that, insofar as the Public Side Version contains information relating to the Acquired Company, in connection with your delivery of such letter you may obtain a corresponding letter or other confirmation from the Acquired Company). You agree that the following documents may be distributed to both Private-Siders and Public-Siders, unless you advise us in writing within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (A) the Term Sheets, (B) administrative materials prepared by the Arrangers for prospective Term Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (C) notification of changes in the terms of the Term Facility. If you advise the Arrangers that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you. You hereby authorize the Arrangers to distribute drafts and final versions of the Term Loan Documentation to Private-Siders and Public-Siders.

You hereby represent and warrant that (a) all written information or formally presented information (such as in meetings of prospective Term Lenders or due diligence calls), other than the Projections, forward looking information and information of a general economic or industry specific nature (the “Information”), that has been or will be made available to the

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Commitment Parties by the Company, the Acquired Company or any of their respective representatives in connection with the transactions contemplated hereby is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections and forward looking information that has been or will be made available to the Commitment Parties by the Company, the Acquired Company or any of their respective representatives have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time the Projections are made available to the Commitment Parties (it being recognized by us that (i) the Projections are as to future events and are not to be viewed as facts, (ii) the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, (iii) no assurance can be given that any particular Projections will be realized and (iv) actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material); provided that, with respect to any Information, Projections or forward looking information prepared by or relating to the Acquired Company, such representations and warranties are made only to the best of your knowledge. You agree that if at any time until the Closing Date the representations and warranties in the immediately preceding sentence would not be true if the Information and Projections were being furnished (and, in the case of Projections, the applicable assumptions were being made), and such representations and warranties were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations and warranties would be true under those circumstances. You understand that in arranging and syndicating the Term Facility we may use and rely on the Information, Projections and forward looking information without independent verification thereof.

As consideration for the Initial Lenders’ commitments hereunder and the Arrangers’ agreements to perform the services described herein, you agree to pay the nonrefundable fees set forth in the Arranger Fee Letter among the Company and the Commitment Parties and in the Administrative Agent Fee Letter among the Company and JPMCB (together, the “Fee Letters”), in each case dated the date hereof and delivered herewith.

The Initial Lenders’ commitments hereunder and the Arrangers’ agreements to perform the services described herein are subject to (a)(i) since July 30, 2011, there not occurring or becoming known to us after the Signing Date any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company, the Acquired Company and their respective subsidiaries, taken as a whole, or (ii) since January 28, 2012, there not occurring or becoming known to us after the Signing Date any event, occurrence, fact, effect, development, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, an Acquired Company Material Adverse Effect (as defined below), (b) our not becoming aware after the Signing Date of any information or other matter affecting the Company, the Acquired Company or the transactions contemplated hereby that in our reasonable judgment is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the Signing Date and would reasonably be expected to materially impair the syndication of the Term Facility, (c) each Arranger’s reasonable satisfaction that prior to and during the syndication of the Term Facility there shall be no competing offering,

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placement or arrangement of any debt securities or bank financing by or on behalf of the Company or the Acquired Company or any affiliate thereof if such offering, placement or arrangement would in the reasonable judgment of such Arranger impair the syndication of the Term Facility (it being understood that the Acquired Company may obtain modifications of its existing mortgage notes in connection with the Acquisition), (d) the Company having obtained a public corporate family rating (such rating to give effect to the Acquisition and the other Transactions) and the Term Facility having been publicly rated, in each case by each of S&P and Moody’s (it being understood that no minimum rating shall be required), (e) the Arrangers having been afforded not less than 21 consecutive days from the date of commencement of syndication to syndicate the Term Facility (excluding, for purposes of the foregoing, July 2, 2012 through July 8, 2012), it being understood that the Arrangers intend to commence the syndication of the Term Facility promptly after the completion of the customary Confidential Information Memorandum and Lender Presentation with respect thereto and the Company obtaining the ratings referred to in clause (d) above, (f) the negotiation, execution and delivery of definitive documentation with respect to the Term Facility and the Existing Company ABL Credit Agreement Amendment consistent with the Term Sheets and prepared by counsel to the Initial Lenders, (g) your compliance, in all material respects, with the terms of this Commitment Letter, the Term Sheets and the Fee Letter and (h) the other conditions set forth or referred to in the Term Sheets. Those matters that are not covered by the provisions hereof and of the Term Sheets are subject to the mutual approval and agreement of the Commitment Parties and you.

For purposes of the foregoing, the term “Acquired Company Material Adverse Effect” means any event, occurrence, fact, effect, development, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, properties, assets, results of operations or condition (financial or otherwise) of the Acquired Company and its subsidiaries, taken as a whole, or (b) the ability of the Acquired Company to consummate the transactions contemplated by the Merger Agreement on a timely basis; provided that, for the purposes of the foregoing clause (a), an Acquired Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, effects, developments, conditions or changes arising out of or resulting from: (i) general economic, regulatory or political conditions, and conditions in the banking, financial, credit or securities markets, including acts of God, war, terrorism, natural disasters, epidemics and pandemics; (ii) economic or other conditions affecting the industries in which the Acquired Company operates, as a whole; (iii) the execution and delivery of the Merger Agreement or the announcement, pendency or consummation of the transactions contemplated by the Merger Agreement; (iv) changes in applicable law or accounting regulation or principles (or interpretations thereof); (v) any changes in the market price or trading volume of shares of common stock of the Acquired Company or any failure to meet internal or published projections, forecasts or revenue or earnings predictions of the Acquired Company (provided that the underlying causes of such changes shall not be excluded); (vi) any litigation brought by shareholders of the Acquired Company relating to the Merger Agreement or the transactions contemplated thereby; (vii) compliance by the Acquired Company with its covenants and agreements in the Merger Agreement; or (viii) resulting from the identity of the Company or any of its affiliates as the acquirer of the Acquired Company; provided further, however, that any event, occurrence, fact, effect, development, condition or change referred to in clauses (i), (ii) or (iv) immediately above shall be taken into account only to the extent such event, occurrence, fact, effect, development, condition or change has a disproportionate effect on the Acquired Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Acquired Company and its subsidiaries conduct their businesses.

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Notwithstanding anything in this Commitment Letter, the Term Sheets or the Fee Letters to the contrary (but subject to the satisfaction of the conditions set forth or referred to herein), the only representations and warranties relating to the Acquired Company and its subsidiaries the making of which shall be a condition to availability of the Term Facility on the Closing Date or the effectiveness of the Existing Company ABL Credit Agreement Amendment shall be (a) the representations and warranties made by the Acquired Company in the Merger Agreement, but only to the extent that you (or any of your subsidiaries) have the right under the Merger Agreement not to consummate the Offer (as defined therein) or the Merger (as defined therein) as a result of such representations in the Merger Agreement being inaccurate, and (b) the Specified Representations (as defined below). For purposes hereof, “Specified Representations” means the representations and warranties with respect to organization and powers; authorization, enforceability, delivery and validity of the definitive documentation for the Term Facility and the Existing Company ABL Credit Agreement Amendment; absence of conflicts of the definitive documentation for the Term Facility and the Existing Company ABL Credit Agreement Amendment with organizational documents, laws or contracts; inapplicability of the Investment Company Act; Federal Reserve regulations; OFAC; Patriot Act; subject to Exhibit C hereto, the validity, perfection and priority of security interests in the collateral; solvency and use of proceeds. The provisions of this paragraph are referred to as the “Certain Funds Provision”.

You agree (a) to indemnify and hold harmless each of the Commitment Parties, their respective affiliates and the respective officers, directors, employees, advisors, agents, members and other representatives of such persons (each an “indemnified person”) from and against any and all losses, claims, damages, liabilities, and expenses (including the reasonable fees, disbursements and other charges of counsel) joint or several, to which any such indemnified person may become subject (whether commenced by any third party or by you, your affiliates, creditors or equityholders) arising out of or in connection with this Commitment Letter, the Term Sheets, the Fee Letters, the Acquisition, the Existing Company ABL Credit Agreement Amendment, the Criss-Cross Collateral Amendment, the Term Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable and documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing (it being agreed that, notwithstanding the foregoing, you shall not be responsible for the reimbursement of expenses of more than one counsel for all the indemnified persons and, if deemed necessary by us, one local counsel in each appropriate jurisdiction, in each case for all indemnified persons, except where any indemnified person reasonably believes that an actual or perceived conflict of interest exists affecting such indemnified person and informs you of such conflict, in which case you shall also be responsible for the reimbursement of expenses of one counsel (and, if deemed necessary by such indemnified person, one local counsel in each appropriate jurisdiction) for such indemnified person) and other reasonable and documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have arisen (i) from the willful

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misconduct or gross negligence of such indemnified person, any of its affiliates or any of the officers, directors, employees, agents or members of such indemnified person or its affiliates directly involved in the negotiation of the transactions contemplated hereby, (ii) from a breach in bad faith of the agreements of such indemnified person set forth in this Commitment Letter or (iii) out of, or in connection with, any proceeding that does not involve an act or omission by you or any of your affiliates and that is brought by an indemnified person against any other indemnified person (other than any proceeding against JPMCB in its capacity as an administrative agent or collateral agent or against the Arrangers in their capacity as such) and (b) to reimburse the Commitment Parties and each other indemnified person from time to time, upon presentation of a summary statement for all reasonable and documented out-of-pocket expenses (including but not limited to due diligence expenses, syndication expenses, appraiser’s fees and expenses (if any), travel expenses, and reasonable and documented fees, charges and disbursements of one primary counsel for all indemnified persons and, if deemed necessary by us, one local counsel in each applicable jurisdiction, in each case for all indemnified persons) incurred in connection with the Existing Company ABL Credit Agreement Amendment, the Criss-Cross Collateral Amendment and the Term Facility and any related documentation (including this Commitment Letter, the Term Sheets, the Fee Letters and the definitive documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, or for any special, indirect, consequential or punitive damages in connection with its activities related to the Existing Company ABL Credit Agreement Amendment, the Criss-Cross Collateral Amendment or the Term Facility.

This Commitment Letter and the commitments hereunder shall not be assignable by any of the parties hereto (except, in the case of the Commitment Parties, for assignments to their affiliates as contemplated above) without the prior written consent of each of the other parties party hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons and is not intended to and does not confer any benefits upon, or create any rights in favor of or be enforceable by or at the request of, any person other than the parties hereto and the indemnified persons.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or pdf. shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Term Sheets and the Fee Letters set forth the entire understanding of the parties with respect to the matters addressed therein. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of any New York State court or Federal court of the United States of America in each case sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the

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Term Sheets, the Fee Letters or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and the Company hereby irrevocably and unconditionally agrees that all claims arising out of or relating to this Commitment Letter, the Term Sheets, the Fee Letters or the transactions contemplated hereby or thereby brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in such New York State court or, to the extent permitted by law, in such Federal court. Each party hereto hereby agrees that service of any process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon judgment. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (A) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS COMMITMENT LETTER, THE FEE LETTERS, THE TERM SHEETS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND (B) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LEGAL PROCEEDING IN THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheets or the Fee Letters or any of their terms or substance shall be disclosed, directly or indirectly, to any other person, provided that (a) you may disclose this Commitment Letter and the Term Sheets (and a version of the Fee Letters redacted in the manner reasonably acceptable to the applicable Commitment Parties) to your and the Acquired Company’s officers, agents, attorneys and other advisors (other than commercial lenders) who are directly involved in the consideration of this matter, in each case on a confidential basis, (b) you may disclose this Commitment Letter and the Term Sheets, but not the Fee Letters or the contents thereof, after your acceptance of this Commitment Letter and the Fee Letters, to the extent required by applicable rules or regulations, in filings with the Securities and Exchange Commission or other applicable regulatory authority, (c) you may disclose this Commitment Letter, the Term Sheets and the Fee Letters as may be compelled in a judicial or administrative proceeding or, subject to clause (b) above, as otherwise required by law (in which case you agree to inform us promptly thereof to the extent not prohibited by law) and (d) you may disclose the Term Sheets to S&P and Moody’s in connection with obtaining the ratings referred to herein. Officers, directors, employees, agents and members of each of us and our affiliates shall at all times have the right to share among themselves information received from you, the Acquired Company and your and their respective affiliates and your and their respective officers, directors, employees, agents and members.

You acknowledge and agree that each of the Commitment Parties will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Commitment Party, on the one hand, and the Company, the Acquired Company or their respective subsidiaries, affiliates or equityholders, on the other, irrespective of whether any

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Commitment Party or its affiliates has advised or is advising the Company on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letters are arm’s-length commercial transactions among us and you, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of the Company, the Acquired Company, their respective subsidiaries and affiliates or any other person, and none of us has assumed (and will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of the Company, the Acquired Company, their respective subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our respective affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You hereby waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees and creditors. In addition, you acknowledge that you have retained an affiliate of MLPF&S as financial advisor in connection with the Acquisition. You agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of any such affiliate and, on the other hand, MLPF&S and its affiliates’ relationships with you as described and referred to herein.

You further acknowledge and agree that none of the Commitment Parties is advising you as to any legal, tax, accounting or regulatory matters in any jurisdiction. You will consult with its own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the Acquisition and the other transactions contemplated hereby, and none of the Commitment Parties shall have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties of the Company, the Acquired Company, the Acquisition or the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of the Company, the Acquired Company or their respective subsidiaries or affiliates.

You acknowledge that the Commitment Parties, together with their respective affiliates, may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or any of its affiliates will use confidential information obtained from you or the Acquired Company by virtue of the transactions contemplated by this Commitment Letter or its other relationships with you in connection with the performance by it or any of its affiliates of services for other persons, and none of the Commitment Parties or any of its affiliates will furnish any such information to other persons. You also acknowledge that the Commitment Parties and their respective affiliates have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you or the Acquired Company, confidential information obtained from other persons.

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You further acknowledge that each Commitment Party, together with its affiliates, is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party and its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Company, the Acquired Company, their respective subsidiaries and other persons with which the Company, the Acquired Company or their respective subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of the Commitment Parties, any of their respective affiliates or any of their or their affiliates’ customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each of the Commitment Parties hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it and the Term Lenders is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow the Commitment Parties and the Term Lenders to identify you in accordance with the Patriot Act.

The compensation, reimbursement, indemnification, confidentiality, governing law, submission to jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder, provided that upon execution of the definitive documentation the reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall be superseded by the provisions in such definitive documentation.

You hereby authorize each of the Commitment Parties, at their respective sole expense, but without any prior approval by you, to publish such tombstone advertisements and give such other publicity to the Term Facility and the ABL Facility Increase as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Company notifies each of the Commitment Parties in writing that such authorization is revoked.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letters by returning to us executed counterparts hereof, and executed counterparts of the applicable Fee Letter, not later than 6:00 p.m., New York City time, on May 11, 2012, failing which our agreements herein will expire at such time, unless the parties hereto mutually agree to an extension. In the event the Closing Date does not occur on or before 6:00 p.m., New York City time, on November 1, 2012, the commitment of each Initial Lender hereunder and the agreement of each Arranger to perform the services described herein will automatically expire and terminate at such time, without any further action or notice and without any further obligation, unless such Initial Lender or such Arranger, it its discretion, shall agree to an extension.

11

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

JPMORGAN CHASE BANK, N.A.,

by	/s/ Donna DiForio
Name: Donna DiForio
Title: Authorized Officer

J.P. MORGAN SECURITIES LLC,

by	/s/ Edward S. Pyne
Name: Edward S. Pyne
Title: Vice President

BANK OF AMERICA, N.A.,

by	/s/ Chris York
Name: Chris York
Title: Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

by	/s/ Chris York
Name: Chris York
Title: Director

12

Accepted and agreed to as of

the date first written above by:

ASCENA RETAIL GROUP, INC.,

by	/s/ Armand Correia
	Name:	Armand Correia
	Title:	Executive Vice President & CFO

13

CONFIDENTIAL	EXHIBIT A

Ascena Retail Group, Inc.

$300,000,000 Secured Term Loan Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit A is attached.

Borrower:	Ascena Retail Group, Inc., a Delaware corporation (the “Company”).

Joint Lead Arrangers and Joint Bookrunners:	J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will act as joint lead arrangers and joint bookrunners (in such capacities, the “Arrangers”) and will exercise the authority customarily associated with such roles.

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB”) will act as sole administrative and collateral agent (in such capacities, the “Administrative Agent”) and will perform the duties customarily associated with such roles.

Syndication Agent:	Bank of America, N.A.

Documentation Agent:	TBD

Lenders:	A syndicate of banks and other financial institutions selected by the Arrangers in consultation with the Company (the “Term Lenders”).

Transactions:

The Company intends to acquire (the “Acquisition”), all the issued and outstanding equity interests in Charming Shoppes, Inc., a Pennsylvania corporation (the “Acquired Company”), pursuant to an agreement and plan of merger dated as of May 1, 2012 (the “Signing Date”), among the Company, a newly formed wholly owned subsidiary of the Company and the Acquired Company (together with the exhibits thereto and the related disclosure letter, the “Merger Agreement”).

In connection with the foregoing, (a) all principal, premium, if any, interest, fees and other amounts due or outstanding under the Fourth Amended and Restated Loan and Security Agreement dated as of July 14, 2011, of the Acquired Company will be paid in full, the commitments and letters of credit outstanding thereunder will be terminated and all guarantees and liens existing in connection therewith will be discharged and released (the foregoing being collectively referred to as the “Acquired Company Existing Credit Agreement Payoff”), (b) each holder of any issued and outstanding 1.125% Senior Convertible Notes due 2014 of the Acquired Company (the “Acquired Company Existing Convertible Notes”) will have the right to require the Acquired Company to redeem the Acquired Company Existing Convertible Notes at par in accordance with the terms of the indenture governing the Acquired Company Existing Convertible Notes, (c) the Company will obtain the Term Facility (as defined below), (d) the Company will obtain an increase of not more than $50,000,000 in the aggregate amount of commitments under its existing $200,000,000 Amended and Restated Credit Agreement dated as of January 3, 2011 (the “Existing Company ABL Credit Agreement”) and the Existing Company ABL Credit Agreement will be amended to, among other things, permit the Acquisition and the establishment of the Term Facility (the foregoing being collectively referred to as the “Existing Company ABL Credit Agreement Amendment”) and (e) fees and expenses incurred in connection with the Acquisition and the transactions described in the foregoing clauses (a) through (d) will be paid. The Acquisition and the other transactions referred to in this paragraph are collectively referred to as the “Transactions”.

Term Facility:	A secured term loan facility in an aggregate principal amount of $300,000,000 (the “Term Facility”).

Incremental Term Facility:	The Company will have the right, but not the obligation, to request commitments to provide incremental term loans in an aggregate principal amount not to exceed $100,000,000 (the “Incremental Term Facility”); provided that (a) the weighted average yield applicable to the Incremental Term Facility will not be more than 0.25% per annum higher than the weighted average yield applicable to the Term Facility, unless the interest rate margins with respect to the Term Facility are increased by an amount equal to the difference between the yield applicable to the Incremental Term Facility and the corresponding yield applicable to the Term Facility, minus 0.25% per annum (in each case, with weighted average yield to be calculated based on the interest rate or rates applicable thereto and giving effect to any interest rate “floor” and to all upfront or similar fees paid to lenders (but not, for the avoidance of doubt, any arrangement or other similar fees paid solely to the arrangers or persons acting in similar capacities) or original issue discount, with original issue discount and upfront or similar fees (which shall be deemed to constitute like amounts of original issue discount) being equated to interest rate margins in a manner determined by the Administrative Agent to be consistent with generally accepted financial practice, based on the assumed four-year life to maturity); (b) the final maturity date applicable to the Incremental Term Facility will not be earlier than that of the Term Facility; (c) the weighted average life to maturity of the Incremental Term Facility will not be shorter than that of the Term Facility; (d) the Incremental Term Facility may participate in any mandatory prepayments on a pro rata basis with the Term Facility, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Facility; (e) all other terms of the Incremental Term Facility shall be substantially the same as those applicable to the Term Facility; (f) at the time thereof and after giving effect thereto, no default or event of default shall have occurred and be continuing; and (g) representations and warranties shall be true and correct in all material respects as of the date of the effectiveness of the Incremental Term Facility. The Incremental Term Facility may be provided by existing Term Lenders or by other persons that are Eligible Assignees (to be defined in a manner to be mutually agreed by the Company and the Arrangers, but to exclude the Company and its affiliates) that will become Term Lenders in connection therewith; provided that no existing Term Lender will be obligated to provide any portion of the Incremental Term Facility.

Purpose:	The proceeds of borrowings under the Term Facility will be used, together with the proceeds of borrowings under the Existing Company ABL Agreement and cash on hand, to finance the Acquisition and the other Transactions.

Availability:	The Term Facility will be available in a single drawing, in an aggregate principal amount of not less than $225,000,000 unless otherwise agreed by the Arrangers, on the date on which the Acquisition is consummated (the “Closing Date”). Loans borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Final Maturity and Amortization:	The Term Facility will mature on the date that is six years after the Closing Date. The Term Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.00% of the original principal amount of the Term Facility, with the balance payable on the final maturity date.

Guarantees:	All obligations of the Company under the Term Facility and any interest rate protection or other hedging arrangements entered into with the Administrative Agent, any Arranger or a Term Lender (or any affiliate of any of the foregoing) (collectively, the “Obligations”) will be unconditionally guaranteed, jointly and severally on a secured basis (the “Guarantees”), by each existing and subsequently acquired or organized domestic subsidiary of the Company (including the Acquired Company and its domestic subsidiaries, but excluding immaterial subsidiaries (to be defined in a manner to be mutually agreed by the Company and the Arrangers) and, until a date after the Closing Date to be mutually agreed upon by the Company and the Arrangers, Dunnigan Realty LLC (collectively, the “Guarantors”).

Security:	Subject to the limitations set forth herein, the Obligations and the Guarantees will be secured by (a) first-priority security interests in, and mortgages on, all owned U.S. real property and interests therein of the Company and the Guarantors and proceeds of the foregoing, other than such real property and interests therein that have book value not in excess of an amount to be mutually agreed upon (the “Real Estate Collateral”) and certain other real property currently held for sale (except to the extent such property has not been disposed of by a date after the Closing Date to be mutually agreed upon by the Company and the Arrangers), and (b) security interests in, and liens on, all other tangible and intangible assets of the Company and the Guarantors, including all the equity interests held by the Company or any Guarantor (limited, in the case of voting stock of any first-tier foreign subsidiary of the Company, to 65% of such voting stock), intellectual property, accounts receivable, inventory, equipment, general intangibles, investment property, intercompany notes and proceeds of the foregoing (collectively, the “Non-Real Estate Collateral” and, together with the Real Estate Collateral, the “Collateral”); provided that (i) landlord lien waivers and/or collateral access rights agreements will not be required with respect to any store locations and (ii) deposit account control agreements will not be required in respect of (x) store deposit accounts (which are not concentration or cash sweep accounts), (y) payroll accounts funded when and as needed to meet payroll obligations or (z) medical or insurance reimbursement accounts funded when and as needed to meet reimbursement obligations.

Notwithstanding anything to the contrary set forth herein, the Collateral shall exclude (a) motor vehicles and other assets subject to certificates of title, (b) any assets if, to the extent and for so long as a security interest may not be granted therein as a matter of applicable law, (c) any lease, license, contract or agreement or any rights or interests thereunder if, to the extent and for so long as the grant of a security interest therein would constitute or result in (i) the unenforceability of any right, title or interest of the Company or any Guarantor therein or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract or agreement (other than to the extent that any such law or term would be rendered ineffective pursuant to UCC or any other applicable law or principles of equity), (d) pledges of equity interests in any non-wholly owned subsidiary if, to the extent and for so long prohibited by the organizational documents of such subsidiary, (e) any “intent to use” trademark application for which a statement of use has not been filed with the U.S. Patent and Trademark Office, but only to the extent that the grant of a security interest and lien would invalidate such trademark application and (f) other exceptions to be mutually agreed upon by the Company and the Arrangers.

In the event the Criss-Cross Collateral Amendment shall not have been obtained on or prior to the Closing Date, the security interests in, and liens on, the Non-Real Estate Collateral securing obligations under the Term Facility shall be junior and subordinate to the liens thereon securing obligations under the Existing Company ABL Credit Agreement, and the Administrative Agent and the administrative and collateral agent under the Existing Company ABL Credit Agreement shall enter into an intercreditor agreement, in form satisfactory to the Arrangers, that will set forth the relative lien priorities of the secured parties under the Term Facility and the secured parties under the Existing Company ABL Credit Agreement and certain creditor rights relating thereto (the “First Lien/Second Lien Intercreditor Agreement”).

In the event the Criss-Cross Collateral Amendment shall have been obtained on or prior to the Closing Date, then (a) liens securing obligations under the Existing Company ABL Credit Agreement will be senior to the liens securing obligations under the Term Facility with respect to accounts receivable, inventory, cash, deposit and securities accounts (other than identifiable proceeds of assets referred to in clause (b) below) and certain related assets to be determined by the Arrangers and (b) liens securing obligations under the Term Facility will be senior to the liens securing obligations under the Existing Company ABL Credit Agreement with respect to equipment (and, if obligations under the Existing Company ABL Credit Agreement are secured by mortgages thereon, real property), intellectual property, commercial tort claims, letter of credit rights, equity interests and intercompany notes and certain other assets to be determined by the Arrangers, and the Administrative Agent and the administrative and collateral agent under the Existing Company ABL Credit Agreement shall enter into an intercreditor agreement, in form satisfactory to the Arrangers, that will set forth the relative lien priorities of the secured parties under the Term Facility and the secured parties under the Existing Company ABL Credit Agreement and certain creditor rights relating thereto (the “Criss-Cross Collateral Intercreditor Agreement” and, together with the First Lien/Second Lien Intercreditor Agreement, the “Permitted Intercreditor Agreements”).

The definitive documentation for the Term Facility will authorize the Administrative Agent to enter into any Permitted Intercreditor Agreement on behalf of each secured party under the Term Facility.

All the above-described security interests, mortgages and liens shall be on terms, and pursuant to documentation, reasonably satisfactory to the Administrative Agent (and, to the extent determined to be applicable by the Administrative Agent, shall be on terms substantially similar to the collateral documentation executed and delivered in connection with the Existing Company ABL Credit Agreement) and, subject to limited exceptions (including customary permitted liens), none of the Collateral shall be subject to any other pledges.

Notwithstanding the foregoing, the Administrative Agent will be permitted to agree to exclude particular assets from the Collateral if it determines, in consultation with the Company, that the cost of obtaining or perfecting a security interest or mortgage thereon is excessive in relation to the benefit afforded to the Term Lenders thereby. In addition, the Administrative Agent will be permitted to grant extensions of time for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets where it determines that such actions cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required to be accomplished.

Mandatory Prepayment:	Loans under the Term Facility will be required to be prepaid with (a) 100% of the net cash proceeds of non-ordinary course asset sales and other dispositions of assets by the Company and its subsidiaries (including insurance and condemnation proceeds) in excess of an amount to be mutually agreed upon by the Company and the Arrangers, (b) 50% of the net cash proceeds of issuances of equity interests by the Company and (c) 100% of the net cash proceeds of incurrences of indebtedness by the Company or any of its subsidiaries (other than indebtedness permitted under the definitive credit agreement for the Term Facility), in each case, subject to exceptions and reinvestment rights to be mutually agreed by the Company and the Arrangers.

Mandatory prepayments shall be made without premium or penalty, subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period, and will be applied to reduce the remaining scheduled amortization payments under the Term Facility on a pro rata basis.

Optional Prepayments:	Optional prepayments, in whole or in part, of loans under the Term Facility will be permitted at any time, in minimum principal amounts to be mutually agreed upon by the Company and the Arrangers. Optional prepayments shall be made without premium (except as otherwise agreed) or penalty, subject to reimbursement of the Term Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period, and will be applied to reduce remaining scheduled amortization payments under the Term Facility in a manner determined by the Company in its discretion.

Representations and Warranties:	Usual for facilities and transactions of this type (to be applicable to the Company and its subsidiaries and to be subject to materiality qualifications and limitations to be mutually agreed upon by the Company and the Arrangers), including: organization and powers; authorization, enforceability and benefit to loan parties; government approvals, consents and filings; absence of conflicts; financial condition and accuracy of financial statements; absence of undisclosed liabilities; absence of material adverse change; properties; intellectual property rights; absence of pending or threatened litigation or investigations; regulatory and environmental matters; compliance with laws (including OFAC, Patriot Act, ERISA, margin regulations and environmental laws) and material agreements; inapplicability of the Investment Company Act; payment of taxes; ERISA and employment benefit matters; accuracy of disclosure; corporate structure and subsidiaries; insurance; Federal Reserve regulations; labor matters; solvency; validity, perfection and priority of security interests in the Collateral; and use of proceeds.

Conditions Precedent:	The borrowing under the Term Facility will be subject to (a) the receipt of a borrowing notice therefor, (b) the accuracy of representations and warranties (subject to the Certain Funds Provision), (c) there being no default or event of default in existence at the time of, or after giving effect to the making of, such borrowing (subject to, in the case of any defaults or events of default relating to the accuracy of representations and warranties, the Certain Funds Provision) and (d) the other conditions set forth or referred to in the Commitment Letter (including those set forth in Exhibit C to the Commitment Letter).

Affirmative Covenants:	Usual for facilities and transactions of this type (to be applicable to the Company and its subsidiaries and to be subject to exceptions and qualifications to be mutually agreed upon by the Company and the Arrangers), including: delivery of financial statements and other information; delivery of notices of default, litigation, ERISA events and other material events; information regarding Collateral; maintenance of existence and rights, permits and licenses; conduct of business; payment and performance of obligations; maintenance of properties; maintenance of insurance; casualty; maintenance of books and records; inspection rights; compliance with laws and contractual obligations; use of proceeds; further assurances with respect to Collateral, Guarantees and new subsidiaries; payment of taxes; maintenance of ratings (but with no requirement for any minimum ratings).

Negative Covenants:	Usual for facilities and transactions of this type (to be applicable to the Company and its subsidiaries and to be subject to exceptions, qualifications and, as appropriate, baskets to be mutually agreed upon by the Company and the Arrangers), including: limitations on indebtedness and certain equity interests; limitations on liens; limitations on fundamental changes; limitations on investments, loans, advances, guarantees and acquisitions; limitations on asset dispositions; limitations on sale-leaseback transactions; prohibition on speculative hedging agreements; limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other similar payments; limitation on prepayments, redemptions and repurchases of certain other debt; limitations on transactions with affiliates; limitations on changes in business conducted by the Company and its subsidiaries; limitations on restrictive agreements; limitations on amendments to, and waivers of rights under, certain material agreements; and prohibition of changes in fiscal year.

Financial Covenant:	A maximum ratio of 1.75 to 1.00 of (a) Senior Secured Indebtedness (to be defined in a manner mutually agreed by the Company and the Arrangers) outstanding at any time to (b) Consolidated EBITDA (to be defined in a manner mutually agreed by the Company and the Arrangers) for the period of four consecutive fiscal quarters most recently ended prior to such time.

Events of Default:	Usual for facilities and transactions of this type (and subject to threshold, notice and grace period provisions to be mutually agreed upon by the Company and the Arrangers), including: nonpayment of principal, interest or other amounts; violation of covenants; inaccuracy of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy and insolvency events; material judgments; ERISA events; actual or asserted invalidity of Guarantees or security interest in material Collateral; and Change in Control (to be defined in a manner mutually agreed by the Company and the Arrangers).

Cost and Yield Protection:	Usual for facilities and transactions of this type. The Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be changes in law regardless of the date enacted, adopted or issued.

Assignments and Participations:	The Term Lenders will be permitted to assign all or a portion of their loans and commitments under the Term Facility to Eligible Assignees with the consent, not to be unreasonably withheld, of the Company (unless a default or event of default has occurred and is continuing or such assignment is to a Term Lender, an affiliate of a Lender or an approved fund), provided that the Company shall be deemed to have consented to any such assignment unless it shall have objected thereto within 10 business days after having received notice thereof. Each assignment (except an assignment of the entire remaining principal amount of the assigning Term Lender’s loans or commitments under the Term Facility or an assignment to another Term Lender, an affiliate of a Lender or an approved fund) will be in a minimum amount of $1,000,000, unless otherwise agreed by the Company and the Administrative Agent. The Administrative Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

The Term Lenders will be permitted to participate loans and commitments under the Term Facility without restriction. Voting rights of participants will be limited to customary matters.

Notwithstanding anything to the contrary set forth herein, the definitive documentation for the Term Facility will provide that the loans under the Term Facility may be purchased by and assigned to the Company through customary “Dutch” auctions in which all Term Lenders are invited to participate on a pro rata basis in accordance with customary procedures, including requirements that (a) any such loans acquired by the Company shall be retired and cancelled immediately upon acquisition thereof, (b) the Company shall have represented and warranted to the effect that it is not in possession of any information that has not been disclosed to the auction manager, the Administrative Agent and the Term Lenders and that may be material to a Term Lender’s decision to participate in an auction or an assignment and (c) no default or event of default shall have occurred and be continuing.

Expenses and Indemnification:	The Company shall pay (a) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Arrangers and their affiliates associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the definitive documentation for the Term Facility and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one primary counsel for the Administrative Agent, the Arrangers and their affiliates and, if deemed necessary by the Administrative Agent, one local counsel in each applicable jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the definitive documentation for the Term Facility.

The Company shall indemnify the Administrative Agent, the Arrangers, the Lenders and their affiliates, officers, directors, employees, advisors, agents, representatives and other related persons and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel), losses, claims, damages and liabilities of any such indemnified person arising out of or relating to the Term Facility, the Acquisition, the other Transactions or any other transaction contemplated hereby; provided that such indemnity shall not, as to any indemnitee, be available to the extent that such costs, expenses, losses, claims, damages and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from its own gross negligence or willful misconduct.

Voting Rights:	Amendments, waivers and consents with respect to the definitive documentation for the Term Facility will require the approval of Term Lenders holding not less than a majority of the aggregate amount of loans and commitments under the Term Facility, provided that (a) the consent of each Lender affected thereby shall be required with respect to customary matters, including (i) reductions in the amount of any loan or extensions of scheduled amortization or final maturity, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any

Term Lender’s commitment and (iv) modifications to the pro rata provisions of the definitive documentation for the Term Facility, (b) the consent of 100% of the Lenders shall be required with respect to customary matters, including (i) with respect to modifications to any of the voting percentages, (ii) to permit the Company to assign its rights under the definitive documentation for the Term Facility, (iii) to release any guarantor from its guarantee obligations, except as otherwise permitted in the definitive documentation for the Term Facility, and (iv) release all or substantially all of the Collateral, except as otherwise permitted in the definitive documentation for the Term Facility, and (c) the consent of the Administrative Agent will be required to amend, modify or otherwise affect their respective rights and duties.

The definitive documentation for the Term Facility will contain customary provisions for replacing non-consenting Term Lenders in connection with amendments, waivers and consents requiring the consent of all Term Lenders or of all Term Lenders directly affected thereby so long as Term Lenders holding at least a majority of the aggregate amount of loans and commitments under the Term Facility shall have consented to such amendment, waiver or consent.

Amend and Extend Provisions:	The definitive documentation for the Term Facility will contain customary “amend and extend” provisions.

Refinancing Term Facility Provisions:	The definitive documentation for the Term Facility will contain “permitted refinancing term facility” provisions pursuant to which the Company, with only the consent of the Term Lenders or other persons (which shall be Eligible Assignees) providing the new term loans, may establish a new class of term loans all the proceeds of which shall be applied to prepay then outstanding loans under the Term Facility in an aggregate principal amount equal to the aggregate principal amount of such new term loans (less the aggregate amount of accrued and unpaid interest with respect to such outstanding loans and any reasonable fees, premium and expenses relating to such refinancing), and, in connection therewith, agree as to, among other things, the interest rates, fees, final maturity (which shall be not shorter than the final maturity applicable to the Term Facility), the amortization (which shall not result in the weighted average life to maturity to be shorter than that of the Term Facility) and prepayments provisions (it being understood that such new class of term loans may participate in any mandatory prepayments on a pro rata basis with the Term Facility, but may not provide for mandatory prepayment requirements that are more favorable than those applicable to the Term Facility) applicable to such new class of term loans, and with all other terms of such refinancing term facility being substantially the same as those applicable to the Term Facility. All such prepayments shall be applied to scheduled amortization payments under the Term Facility on a pro rata basis.

Governing Law:	New York.

Counsel for the Administrative Agent and the Arrangers:	Cravath, Swaine & Moore LLP.

ANNEX I TO EXHIBIT A

Interest Rates:	The interest rates under the Term Facility will be, at the option of the Company, (a) Adjusted LIBOR plus a percentage separately agreed upon by the Company and the Arrangers or (b) ABR plus a percentage separately agreed upon by the Company and the Arrangers.

As used herein:

“Adjusted LIBOR” means the London interbank offered rate, adjusted for statutory reserve requirements.

“ABR” means the higher of (a) JPMCB’s Prime Rate, (b) the Federal Funds Effective Rate plus 1/2 of 1.00% and (c) the Adjusted LIBOR for a one-month interest period plus 1.00%.

Interest Periods:	Adjusted LIBOR borrowings may be made for interest periods of one, two, three or six months, as selected by the Company.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans plus 2.00% per annum.

General:	Interest on Adjusted LIBOR loans will be payable on the last day of the applicable interest period (and, in the case of Adjusted LIBOR loans with interest periods longer than three months, at the end of each three months) and upon prepayment, and on ABR loans quarterly and upon prepayment. Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as applicable, in the case of ABR loans based on JPMCB’s prime rate).

EXHIBIT B

Ascena Retail Group, Inc.

Increase and Amendment of Existing Secured Revolving Credit Facility

Summary of Principal Terms and Conditions

The Existing Company ABL Credit Agreement will be amended as set forth below. Capitalized terms used but not defined in this Exhibit B have the meanings assigned thereto in the Existing Company ABL Credit Agreement or in the Commitment Letter to which this Exhibit B is attached.

Additional Borrowing Subsidiary:	The Acquired Company and significant subsidiaries of the Acquired Company to be mutually agreed upon by the Company and the Arrangers shall be designated as Borrowing Subsidiaries.

Facility Increase:	The aggregate amount of the Revolving Commitments will be increased by not more than $50,000,000, with such additional Revolving Commitments to be provided by financial institutions agreeing to provide the same (it being understood that no Lender shall be required to provide any portion of such additional Revolving Commitments without its consent). The Borrowers will continue to have the right to request subsequent additional increases in the aggregate Revolving Commitments in the manner substantially consistent with Section 2.09 of the Existing Company ABL Credit Agreement, provided that the aggregate amount of such subsequent additional Revolving Commitments shall not exceed $50,000,000.

Letters of Credit:	The maximum aggregate LC Exposure shall be increased by $25,000,000 to $175,000,000, and the maximum aggregate Standby LC Exposure shall by increased by $15,000,000 to $40,000,000. The definition of “Letter of Credit” will be clarified not include any private label letter of credit not issued pursuant to the Existing Company ABL Credit Agreement.

Borrowing Base:	The Borrowing Base will be determined, as of the Closing Date, by reference to the Closing Date Borrowing Base Certificate (as defined below).

Protective Advances:	The aggregate amount of protective advances outstanding at any time shall not at any time exceed (a) $15,000,000 in the aggregate or (b) together with any overadvances outstanding at any time, $20,000,000 in the aggregate.

Overadvances:	The aggregate amount of overadvances outstanding at any time shall not at any time exceed (a) $15,000,000 in the aggregate or (b) together with any protective advances outstanding at any time, $20,000,000 in the aggregate.

Mandatory Prepayments for Prepayment Events:	No prepayment under the Restated ABL Credit Agreement will be required on account of any Prepayment Event (i.e., on account of certain asset sales and casualty events, equity issuances by and capital contributions to the Company and certain debt incurrence).

Cash Dominion:	The cash dominion provisions set forth in the Existing Company ABL Credit Agreement will be amended to provide that (a) cash dominion will be in effect if (i) a payment default or an event of default has occurred or (ii) Availability shall be less than the greater of (x) the lesser of 10% of the total Revolving Commitments then in effect and 10% of the total Borrowing Base then in effect and (y) $25,000,000 for three consecutive business days and (b) cash dominion shall cease to be in effect if Availability shall have been greater than the greater of (i) the lesser of 12.5% of the total Revolving Commitments then in effect and 12.5% of the total Borrowing Base then in effect and (ii) $30,000,000 for a period of 60 consecutive days, provided that cash dominion will not be terminated more than twice during any period of 12 consecutive months.

Indebtedness Covenant:

Term Facility	Section 6.01 of the Existing Company ABL Credit Agreement will be amended to add a new basket for the Term Facility, provided that (a) no Subsidiary that is not a Loan Party shall guarantee obligations of the Company under the Term Facility and (b) the Term Facility shall not be secured by liens on any assets of the Company or any of its Subsidiaries other than liens on the Collateral (or assets that will become Collateral) and mortgages on owned real property of the Company and its Subsidiaries, provided that (i) all security therefor shall be granted pursuant to documentation substantially similar to the Collateral Documents (with such modifications thereto as may be approved by the Arrangers), (ii) if the Criss-Cross Collateral Amendment shall not have been obtained on or prior to the Closing Date, the administrative and collateral agent under the Term Facility, on behalf of the secured parties thereunder, shall have become a party to the First Lien/Second Lien Intercreditor Agreement and (iii) if the Criss-Cross Collateral Amendment shall have been obtained on or prior to the Closing Date, the administrative and collateral agent under the Term Facility, on behalf of the secured parties thereunder, shall have become a party to the Criss-Cross Lien Intercreditor Agreement.

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If the Criss-Cross Collateral Amendment shall have been obtained, in the event obligations under the Term Facility shall be secured by mortgages on any real property the Loan Parties shall be required to secure the obligations under the Existing Company ABL Credit Agreement by second lien mortgages on such real property.

General Basket	Section 6.01(a)(vii) will be amended to permit other Indebtedness, provided that (a) the aggregate principal amount of such Indebtedness does not exceed $100,000,000 at any time outstanding and (b) the aggregate principal amount of such Indebtedness that is either secured and/or an obligation of any Subsidiary that is not a Loan Party does not exceed $20,000,000 at any time outstanding.

Lien Covenant:

Term Facility	Section 6.02 of the Existing Company ABL Credit Agreement will be amended to permit liens securing obligations under the Term Facility, subject to the limitations (including the relative lien priorities) set forth above.

Investments, Loans, Guarantees and Acquisitions Covenant:	Section 6.04(g) of the Existing Company ABL Credit Agreement will be amended to provide that the consummation of the Acquisition shall not be subject to the pro forma Availability test set forth in such Section (but shall be subject to the other requirements of such Section).

Restricted Payments and Certain Payments of Indebtedness Covenant:	Section 6.08(b) of the Existing Company ABL Credit Agreement will be amended to permit prepayments in respect of the Term Facility, provided that at the time of and immediately after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing, (b) the Fixed Charge Coverage Ratio for the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01 shall be not less than 1.25 to 1.00 and (c) Availability, determined on a Pro Forma Basis, shall have been and shall be not less than 25% of the aggregate Revolving Commitments at all times during the period commencing on the 60th day before such prepayment and ending on the first anniversary of such prepayment.

Restrictive Agreements Covenant:	Section 6.09 of the Existing Company ABL Credit Agreement will be amended to permit restrictions and conditions set forth in the definitive documentation for the Term Facility, so long as such restrictions and conditions do not conflict with the obligations of the Company and its Subsidiaries under the Restated ABL Credit Agreement and the related loan documents.

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Financial Covenant:	Section 6.12 of the Existing Company ABL Credit Agreement will be amended to provide that the Borrowers will be required to comply with the minimum fixed charge coverage ratio covenant set forth therein only during any period (a) commencing on any date when Availability shall have been less than the greater of (i) the lesser of 10% of the total Revolving Commitments then in effect and 10% of the total Borrowing Base then in effect and (ii) $25,000,000 for three consecutive business days and (b) ending on the first day thereafter when Availability shall have been greater than the greater of (i) the lesser of 12.5% of the total Revolving Commitments then in effect and 12.5% of the total Borrowing Base then in effect and (ii) $30,000,000 for at least 60 consecutive days.

Conditions Precedent:

The effectiveness of the Existing Company ABL Credit Agreement Amendment (including the ABL Facility Increase) will be subject to the satisfaction of the following conditions precedent:

(a)     The representations and warranties of the Borrowers set forth in the Existing Company ABL Credit Agreement shall be true and correct in all material respects on and as of the Closing Date, prior to and after giving effect to the Transactions (subject to the Certain Funds Provision).

(b)     No Default or Event of Default shall have occurred and be continuing on and as of the Closing Date, prior to and after giving effect to the Transactions (subject to the Certain Funds Provision).

(c)     The Administrative Agent and the Arrangers shall have received all fees required to be paid, and all reasonable and documented out-of-pocket expenses for which invoices have been presented, on or before the Closing Date.

(d)     The Administrative Agent shall have received, with respect to the Acquisition, the certificate of a Financial Officer of the Company required to be delivered pursuant to Section 6.04(g) of the Restated ABL Credit Agreement.

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(e)     The Administrative Agent shall have received a completed Borrowing Base Certificate, in form and substance reasonably satisfactory to the Administrative Agent, which shall set forth information required therein (as of a date prior to the Closing Date reasonably satisfactory to the Administrative Agent) on a pro forma basis after giving effect to the Acquisition and shall be dated the Closing Date and signed by a Financial Officer of the Borrower (the “Closing Date Borrowing Base Certificate”), together with supporting information and any additional reports with respect to the Borrowing Base that the Administrative Agent may reasonably request.

(f)      The other conditions set forth or referred to in the Commitment Letter (including those set forth in Exhibit C to the Commitment Letter).

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EXHIBIT C

Ascena Retail Group, Inc.

$300,000,000 Secured Term Loan Facility

Increase and Amendment of Secured Revolving Credit Facility Summary of Additional Conditions Precedent

The borrowing under the Term Facility and the effectiveness of the Existing Company ABL Credit Agreement Amendment (including the effectiveness of the ABL Facility Increase contemplated thereby) shall be subject to the following additional conditions precedent. Capitalized terms used but not otherwise defined in this Exhibit C have the meanings assigned thereto in the Commitment Letter to which this Exhibit C is attached, including the other Exhibits thereto.

Additional Conditions with respect to both the Term Facility and the Existing Company ABL Credit Agreement Amendment:

1.	The Arrangers shall have received a copy of the definitive Merger Agreement (together with all documents relating thereto) certified by the Borrower as complete and correct. The Acquisition shall have been consummated, or substantially concurrently with the funding under the Term Facility and the effectiveness of the Existing Company ABL Credit Agreement Amendment shall be consummated, pursuant to and on the terms set forth in the Merger Agreement (and the Acquired Company shall have become, or substantially concurrently with the funding under the Term Facility and the effectiveness of the Existing Company ABL Credit Agreement Amendment shall become, a wholly owned subsidiary of the Company), and all conditions precedent to the consummation of the Offer (as defined in the Merger Agreement as in effect on the Signing Date) and the Merger (as defined in the Merger Agreement as in effect on the Signing Date) shall have been satisfied, in each case without giving effect to any amendments, waivers or consents that are adverse in any material respect to the Term Lenders or the Lenders under the Existing Company ABL Credit Agreement that have not been approved by the Arrangers.

2.	The Acquired Company Existing Credit Agreement Payoff shall have been, or substantially concurrently with the funding under the Term Facility and the effectiveness of the Existing Company ABL Credit Agreement Amendment shall be, consummated.

3.	The Arrangers shall have received (a) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date, in each case accompanied by an audit report thereon (and such audit reports shall not be subject to any qualification or “going concern” disclosures) and (b) U.S. GAAP unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Company for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and comparable periods for the prior fiscal year); provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company or the Acquired Company will satisfy the foregoing requirements.

4.	The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) on a pro forma basis in accordance with Regulation S-X under the Securities Act of 1933, as amended, together with such other adjustments as are reasonably satisfactory to the Arrangers.

5.	The Arrangers shall have received projections for the Borrower and its subsidiaries through the end of the sixth year after the Closing Date, in form and substance reasonably satisfactory to the Arrangers.

6.	The Arrangers shall have received such closing documents as are customary for transactions of this type or as it may reasonably request, including resolutions, good standing certificates, incumbency certificates, secretary’s certificates, officer’s certificates (including a certificate as to the solvency of the Borrower and the Guarantors, on a consolidated basis, and a certificate confirming satisfaction of certain conditions precedent), opinions of counsel and organizational documents, all in form and substance reasonably acceptable to the Arrangers.

7.	The Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, as reasonably requested by the Arrangers in writing at least five business days prior to the Closing Date.

Additional conditions with respect to the Term Facility only:

1.	The Existing Company ABL Credit Agreement Amendment shall have, or substantially concurrently with the borrowing under the Term Facility shall, become effective.

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The Arrangers shall have received lien searches with respect to the Collateral. The Guarantees shall have been executed and delivered and shall be in full force and effect. All documents and instruments required to create and perfect the pledges of, and security interest and mortgages in, the Collateral as set forth in Exhibit A to the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided that, except with respect to the creation and perfection of security interests in the pledged equity interests in domestic subsidiaries and other assets a lien on which may be perfected by the

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filing of a financing statement under the Uniform Commercial Code, to the extent security interest in any Collateral is not provided or perfected on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the delivery or perfection thereof (including any deposit account control agreements, securities account control agreements, foreign pledge agreements and mortgages and including delivery of pledged equity interests and pledged debt securities) shall not constitute a condition precedent to the borrowing under the Term Facility but shall be required to be accomplished as promptly as practicable after the Closing Date (and in any event no later than the date to be mutually agreed upon by the Company and the Arrangers). If requested by the Arrangers, the Arrangers shall have received and approved, with respect to such Real Estate Collateral as the Arrangers may specify, a FIRREA-conforming appraisal prepared by an appraiser engaged by the Arrangers.

Additional conditions with respect to the Existing Company ABL Credit Agreement Amendment only:

1.	After giving effect to the Acquisition and the other Transactions, Availability (as defined in the Existing Company ABL Credit Agreement) shall be not less than $50,000,000.

2.	The Acquired Company and its Subsidiaries that are Domestic Subsidiaries shall have become a Loan Guarantor under the Restated ABL Credit Agreement and a party to the Restated Security Agreement, and the Collateral and Guarantee Requirement (as amended as set forth on Exhibit B to the Commitment Letter) shall otherwise have been satisfied with respect to the Acquired Company and its Subsidiaries to the extent required by the definition of such term; provided that, except with respect to the creation and perfection of security interests in the pledged equity interests in Domestic Subsidiaries and other assets a lien on which may be perfected by the filing of a financing statement under the Uniform Commercial Code, to the extent security interest in any Collateral (as defined in the Existing Company ABL Credit Agreement) is not provided or perfected on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the delivery or perfection thereof (including any deposit account control agreements, securities account control agreements, foreign pledge agreements and mortgages and including delivery of pledged equity interests and pledged debt securities) shall not constitute a condition precedent to the effectiveness of the Existing Company ABL Credit Agreement Amendment but shall be required to be accomplished as promptly as practicable after the Closing Date (and in any event no later than the date to be mutually agreed upon by the Company and the Arrangers).

3.	The Administrative Agent, and such appraiser and other third party representatives as may be selected by the Administrative Agent, shall have commenced an appraisal of the inventory of the Acquired Company and its subsidiaries and a field examination of the assets of the Acquired Company and its subsidiaries to be included in the Borrowing Base under the Existing Company ABL Credit Agreement and the related reporting and control systems.

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